Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	September 30, 2009

Teleflex Announces Upcoming Departure of Chief Financial Officer

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that Kevin K. Gordon, executive vice president and chief financial officer, has informed the company of his decision to resign from his position, citing personal reasons. The company is engaged in the process of a search for a successor. Mr. Gordon plans to remain with the company until January 15, 2010 to effect an orderly transition.

“I want to express my personal thanks, and that of the Board of Directors, to Kevin for his service and many contributions during his more than 12 year career with Teleflex,” said Jeffrey P. Black, chairman and chief executive officer. “As a leader in our corporate development and finance groups, he has played an important role in the transformation of the Teleflex portfolio and our expansion as a global leader in the medical device industry. His decision to leave the company is a personal one and does not reflect any concerns on his part regarding the company’s financial controls and accounting practices.”

“I appreciate the opportunity I’ve been afforded during my tenure with the company and am proud to have been part of the management team and of our many accomplishments,” added Mr. Gordon. “Teleflex has a strong and experienced financial team and I have every confidence that this will be a smooth transition. I would like to thank my friends and colleagues at Teleflex and wish them and the company continued success.”

About Teleflex Incorporated

Teleflex is a diversified company with a significant presence in medical technology and niche businesses serving aerospace and commercial markets, providing innovative solutions for customers around the world. Teleflex employs approximately 12,600 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

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